INTERIM EMPLOYMENT AGREEMENT


         The undersigned John L. Hastings III of 31 N. Eaglewood Drive, North Salt Lake City, UT 84054 (hereafter "Employee") and Klever Marketing, Inc. , a Utah corporation, having its principal business address at 3785 South 7th East, Suite 230, Salt Lake City, UT 84106 (hereafter "Employer") make and enter this employment agreement as of this 10th day of November, 2006. Both employer and employee agree that the term "Parties" refers to the Employer and Employee when collectively referenced in this Agreement. This is a preliminary contract
(hereafter "the or this Agreement") which the parties agree shall cover all recited aspects of employment until or unless superseded by a more definitive agreement as contemplated between the Parties. It is further understood and agreed that any definitive agreement shall not alter the primary terms stated in this Agreement, unless mutually agreed upon by the Parties. Both Parties further consent and agree that this Agreement, as a preliminary agreement, shall be prepared in outline form and any third party interpreting or applying this Agreement shall have broad authority to apply and construe the Agreement to achieve the perceived intent of the Parties and that the Agreement shall be construed and applied in accordance with Utah law:

1.0 Consideration. This Agreement is supported by the consideration to the Employee as earned and to be earned; and, independently, by the mutual covenants and agreements contained herein.

2.0 Prior Service. Employer shall pay Employee the sum of $20,000.00 gross for any prior services and continuing through the end of October, 2006 as an independent contractor. Employee will be responsible for all incidental costs of services incurred during this period, including providing health insurance and the payment of all self employment taxes. This fee will be paid immediately upon and as a condition to the execution of this Agreement, which execution date is contemplated to be during the week of November 6th.

3.0 Current Services. Commencing November1, 2006 Employee will be deemed to provide services to Employer under a five month employment contract as set out in this Agreement. Employee agrees that during the regular employment term he will devote not less than 20-25 hours each week of his professional abilities to the management of Employer and attempts to procure financing and provide general operation of the Employer as its Interim President and CEO. Employee shall avoid all customary and standard adverse interests or conflicts of interest during or after the period of his services to Employer. Employee will not during or after the term of this Agreement engage in any economic or competitive use of Employer's technology or proprietary information.


4.0  Terms of Employment. The specific terms of employment are as follows:

Fixed Salary & Costs

         4.1 Employee will be paid by Employer a gross salary of Ten Thousand Dollars ($10,000) per month commencing in November, 2006 and paid through March 2007 with $5000 paid by the 5th of each month and the balance of $5,000 by the 20th day of each month. 4.2 The five month base employment agreement shall be non-revocable, except for non-performance or material breach, and shall be renewable for consecutive like periods and terms as the parties mutually agree.

         4.3 Employee agrees to pay and discharge all required self employment taxes from such gross salary and to acquire and pay any medical/dental benefits he may elect without further charge to the Employer. Both parties agree the gross salary, including deferred gross salary, constitutes the full monetary consideration and there shall be no claims or entitlement under this Agreement for retirement or disability pay, vacation or sick leave pay or related types of employee benefits. Employee also agrees to waive all rights to Workman's Compensation Insurance or claims and/or any Utah State or other government requirements on behalf of the Employer to provide such insurance pay-in, premiums or coverage.

         4.4 Employer will pay upon timely prior notice, or otherwise reimburse Employee, for all pre-approved expenses for, but not necessarily limited to, travel, cell and office telephone and supplies. No pre-approval will be required for each month's expenses not aggregating to more than $500.00. Submitted expenses shall be paid in full within one week of submission.

Deferred Salary and Shares

         4.5 Employee shall receive an additional conditional deferred gross salary payment of ten thousand ($10,000) per month for November 2006 through March 2007 in a lump sum amount of $50,000 on April 7, 2007; provided that, the Company has received and realized capital financing from which to pay the deferred salary of not less than $250,000 cumulatively during the period of this Agreement. If the required capital has not been received from which to pay the deferred salary, then Employee shall receive $50,000 worth of restricted common stock of Employer on April 3, 2006 priced at market value on such date; but not less than $0.25/share. If there is not a readily determinable market price or the parties do not agree as to such market price, then the shares shall be priced under this paragraph at $0.25/share.

         4.6 In addition to the deferred salary share payments described by the preceding paragraph, 4.5, Employee shall earn additional restricted common stock of Employer for his services at the rate of 400,000 shares issued to Employee for each month he remains employed by Employer under this Agreement to a maximum of two million shares (2,000,000). The shares subject to this paragraph will be issued by the 10th day of the month following the month in which earned, and commencing on December 10, 2006. The actual number of shares earned and vested shall be pro rated on a daily basis in the event of termination during any month of employment. Conditional Cash or Stock Option Bonuses

         4.7 In addition to the fixed deferred cash payments or alternative stock consideration described by the preceding paragraphs, 4.5 & 4.6, Employee may earn additional cash bonuses in the event that the Employer receives equity and/or debt capital financing of not less than one million dollars ($1,000,000) commutatively during the term of employment described by this Agreement and the benchmarks described in paragraph 4.9 are realized. In the event the cash bonus cannot be paid because the required equity and/or debt financing is not raised, then Employee shall be entitled to the alternative stock option in the event the following benchmark conditions are met under paragraph 4.9.

         4.8 The total shares which may be subject to the Employee alternative stock option are described below, up to 2,000,000 restricted common shares, exercisable solely at the option of Employee at twenty-five cents ($0.25) per share for thirty months from the date issued. The options, or any rights arising therein, as restricted securities may only be assigned or transferred upon consent of the Employer, as the issuer, to the extent necessary to preclude further distribution of such securities. The securities issued will bear a standard restrictive legend and Employee represents he will not acquire such securities for distribution or resale, but for investment purposes only.

         4.9 The conditional cash bonus payment or alternative options are to be issued and vest as above, only upon the occurrence of one or more of the following "bonus eligible" conditions in or to Employer, to the extent that said achievement, conclusion, actions and/or resolutions are within the employee's managerial and/or executional control and that any resulting steps, recommendations and required actions are supported by Employer. This is subject to the following provisions and assumes that any Employer Board "approval or vote" would necessarily preclude employee, as Board member from voting, in order to ensure and preserve "disinterested party" approval of said Bonus eligibility:

         (a) Board of Employer approving an "acceptable resolution" of all current relationships with Fujitsu Electronics and/or by entering a new strategic development agreement. Twenty-five thousand dollars cash bonus ($25,000); or option for 100,000 shares vested in Employee.

         (b) Board of Employer certifying that Employer realizes improved financial condition, including Balance Sheet and resolution of AP legal issues, by March 31, 2007 as measured from the date of this Agreement. Twenty-five thousand dollars cash bonus ($25,000); or option for 100,000 shares vested in Employee.

         (c) Board of Employer approving a published, revised and viable three year business plan, but containing Board approved alternative exit strategy or strategies by March 31, 2007. Twenty-five thousand dollars cash bonus ($25,000); or option for 100,000 shares vested in Employee.

         (d) Board of Employer approving a documented patent and other intellectual property protection, defense or extension plan (patent roadmap), assuming that required legal counsel is engaged, notice given with regard to protecting the patent rights, and other patent related actions taken as provided and/or accommodated as necessary to ensure progress under this provision. Twenty-five thousand cash bonus ($25,000); or option for 100,000 shares vested in Employee.

         (e) Board of Employer approving documented and comprehensive "partnership" or "strategic venture" plan to complete development, joint marketing and joint sales of product and/or technology. Twenty-five thousand dollars cash bonus ($25,000); or option for 100,000 shares vested in Employee.

         (f) Board of Employer approving operation of a retailer "showcase store" and/or equivalent retailer deployment. Twenty-five thousand dollars cash bonus ($25,000); or option for 100,000 shares vested in Employee.

         (g) Board of Employer approving consensual merger or acquisition plan, subject to shareholder vote, through the efforts of Employee with a third party. One hundred thousand dollars cash bonus ($100,000); or option for 1,000,000 shares vested in Employee; provided that option is agreed to and stated in Plan of Merger or Acquisition.

Miscellaneous Terms

         4.10 Employee during the period of employment will serve on the Board of Directors of Employer, subject to all regular rights, prerogatives, elections and limitations as set-out in the By-Laws. Employee is deemed appointed as an interim Director upon the execution of this Agreement and the addition of Employee's name to the D & O insurance of Employer now in effect. The Employer expressly and through its By-Laws herein indemnifies employee against any and all prior actions or consequences arising from any and all previous decisions, transactions, agreements, employee actions or any activities which result in any legal, criminal, financial, institutional and/or shareholder litigation, actions, fines, fees, awards, charges or any and all consequences related thereto.

         4.11 The parties contemplate negotiating a three year full-time employment contract to supersede this Agreement by the end of March, 2007.
Provided, however, the failure to draft or successfully negotiate such replacement agreement shall not novate any terms of this Agreement or release any party as to rights or obligations.

5.0 Term of Options and Subordination. All options granted under this Agreement shall expire if not exercised in a period of thirty (30) months from vesting and may be subordinated to any required institutional financing for Employer.

6.0 8-K Filing. Upon the execution of this Agreement, the Employer will file a standard required 8-K report and issue a conforming press release describing the terms of employment.

7.0 Employment Goals. Employee agrees and understands that his services to the Employer will be consistent with standard and customary duties of a President and CEO as defined and limited in the By-Laws of the Employer and as specifically prescribed by the Board of Directors within the limitations of this paragraph. Within these general limitations and obligations, the Employee agrees to accept and discharge the following initial set of priorities for the
Employer:

         7.1 Work with the Board, other management members and independent consultants and agents of the Employer, as necessary, to formulate a plan of financing and to obtain interim funding with a primary objective in an amount of not less than $6.5 M during the initial employment term.

         7.2 Work with representatives of Fujistu Corporation, including any subsidiary, agent and/or contractors, to attempt to revise the original working agreement to fit present realities and with an objective to complete one or more store outlets using the technology of the Employer.

         7.3 Outline and prescribe suggested projects and areas of expertise for Ms. Suckel, particularly as it relates to completing and implementing a business and financing plan.

         7.4 Work with legal counsel and other experts on patent issues and protection and enhancement of Employer's technology base.

         7.5 Work with legal counsel and other experts to establish uniform standards and procedures, including disclosure documents, to be employed by Klever Marketing in the issuance of securities by Klever Marketing either as registered offerings or under claim of exemption.

         7.6 work with legal counsel and other experts to devise proposal for settlement of outstanding claims and lawsuits for Board approval.

8.0 Applicable Law. This Agreement shall be applied and construed in accord with Utah law and any action which may be brought to enforce its term shall be brought in a court of general jurisdiction in Salt Lake County, Utah.

9.0 Authority of Signator. The Employer represents that its undersigned officer is fully and duly authorized to execute this Agreement for the Employer by its Board of Directors. This Agreement constitutes a fully integrated contract and shall not be subject to parole evidence and may only be amended or modified in a writing between the Parties.

10.0 Review by Legal Counsel. Both Parties represent this Agreement has been reviewed by their independent legal counsel or they have knowingly waived such review.

11.0 Shareholder Ratification. All Stock Options created and to be granted under this Agreement may be subject to subsequent shareholder ratification.








Dated the day and date first above written.



Employee:                                        Employer:

/s/                                               /s/
-------------------                              -------------------
John L. Hastings III                             Klever Marketing, Inc.
                                                 By John Zaccheo, its acting
                                                 President.